UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

KKR Credit Opportunities Portfolio

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

AUGUST 2025	For Home Office Professionals Only.

Messaging Guide

KKR Asset-Based Finance Fund (“K-ABF”)

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Talking Points

•

On August 25, 2025, KKR Credit Opportunities Portfolio (“KCOP” or the “Fund”) adjourned its previously scheduled special shareholder meeting in order to solicit additional votes to approve certain proposals in connection with the conversion of KCOP to KKR Asset-Based Finance Fund (“K-ABF”) (the “Conversion”).

•

The decision to adjourn was merely a procedural step that would allow KKR and its third-party proxy facilitator (Broadridge) additional time to solicit the required votes with respect to certain proposals related to the Conversion.

•	The special shareholder meeting will reconvene on September 12, 2025, at 10 a.m. EST.

•	Staying the course: KKR fully intends to pursue the Conversion and will take the necessary actions to ensure we deliver on this strategic outcome for shareholders.

•

That said, we remain confident in our ability to secure the additional “for” votes over the coming weeks to reach approval of all proposals included in the definitive proxy statement mailed to shareholders on or about June 27, 2025.

•

As a reminder, further information regarding the proxy and how to vote can be located in our filings, which can be obtained by visiting www.sec.gov, and online at https://kseries.kkr.com/kcop or www.proxyvote.com.

•	Your vote is very important to us. Whether or not you plan to attend the special shareholder meeting, we ask that your shares be represented and voted.

FAQ

General

1.	What happens if we don’t have sufficient votes to pass the Conversion-related proposals as of September 12, 2025?

•

If the necessary votes to pass are not achieved by September 12th , appropriate steps will be taken to set a new record date, which would include updating the existing definitive proxy statement to reflect the new record date. Broadridge (on behalf of the Fund) will continue its solicitation efforts until the necessary approvals are obtained.

CONFIDENTIAL AND PROPRIETARY

AUGUST 2025	For Home Office Professionals Only.

2.	If the meeting is adjourned on September 12th, are any filings or mailings required?

•

KKR would cause the Fund to file an updated definitive proxy statement to reflect the new record date, but other substantive changes to the existing definitive proxy statement are not currently expected.

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The information contained herein is strictly confidential and is for discussion purposes only and is being furnished to you at your request. By acceptance hereof, the recipient agrees to keep such information confidential and not to reproduce or disclose it to any person without the prior written consent of KKR Credit. KKR Credit currently conducts its activities through the following advisory entities: KKR Credit Advisors (US) LLC, which is authorized and regulated by the SEC, KKR Credit Advisors (Ireland) Unlimited Company, which is authorized and regulated by the Central Bank of Ireland, KKR Credit Advisors (EMEA) LLP, which is authorized and regulated by the Financial Conduct Authority and KKR Credit Advisors (Singapore) Pte. Ltd. which is authorised and regulated by the Monetary Authority of Singapore. KKR Credit is not under any obligation to update or keep current the information contained herein. Certain of the information contained herein is from third party sources. While KKR Credit generally considers such sources to be reliable, KKR Credit does not represent that such information is accurate or complete, and KKR Credit has not undertaken any independent review of such information. You are advised that (i) the information contained herein may contain material, non-public information relating to the portfolio companies of KKR Credit-sponsored private equity funds and (ii) the United States securities laws and comparable laws in other jurisdictions prohibit any persons who have material, non-public information concerning a company with registered securities from purchasing or selling securities of such company or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information. Employees of KKR Credit Advisors (US) LLC, and KKR Capital Markets LLC located in the United States are dual employees of Kohlberg Kravis Roberts & Co. L.P (together with its affiliates, “KKR”).

Copyright 2025 © Please consult www.kkr.com for further important disclosures. All rights reserved.

CONFIDENTIAL AND PROPRIETARY